Exhibit 99.1

Dear Board Members and CEO.

Please accept my resignation from the Board of Directors of New Bridge Inc.

I have really enjoyed working with all of you but I find it too time consuming to follow the company and its many activities from Denmark. A lot of written information is distributed right before the board meetings which makes it difficult for me to prepare for the meetings. Further the time difference makes it complicated to have a more informal communication about relevant issues.

I also believe that the information received is not generally complete – neither with regards to economy nor technology. Perhaps I am wrong but many matters seems to be presented too positively for the board at least seen from my distant position.

Thanks to all of you for the inconvenience of our many telephone meetings at inconvenient hours.

All the best for all of you and for New Bridge Inc.

Kind regards,

Ole Sigetty

Partner